Exhibit 99.1

Redhook Ale Brewery Reports 2004 First Quarter Improvement

    SEATTLE--(BUSINESS WIRE)--May 4, 2004--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced sales of $9,390,000 and shipments of 50,200 barrels in the first quarter of 2004. As compared to sales of $8,671,000 and shipments of 47,700 barrels in the 2003 first quarter, sales and shipments in the 2004 first quarter increased 8.3% and 5.2%, respectively. Average revenue per barrel also improved modestly, due to strength in pricing as well as sales increases at both of the Company's retail operations.
    Gross profit increased $374,000 to $2,046,000 in the 2004 first quarter from $1,671,000 in the 2003 first quarter. The 2004 first quarter gross profit margin also increased to 23.7% of net sales from 21.1% for the comparable 2003 quarter. The Company reported a net loss for the 2004 first quarter of $921,000, or $0.15 loss per share, compared to a 2003 first quarter net loss of $1,194,000, or $0.19 loss per share. The 2004 and 2003 first quarters' basic loss per share were computed using weighted average shares outstanding of 6.2 million and
6.3 million, respectively.
    Comparing the 2004 first quarter to the 2003 first quarter, cost of sales increased 4.9%, or $307,000, but decreased slightly as a percentage of net sales, and remained unchanged on a per barrel basis. The cost of the Company's most significant ingredient, malted barley, declined somewhat in 2004 following a significant cost increase in 2003 (driven by a poor 2002 worldwide barley harvest). Improvement in the Company's direct costs were offset slightly by an increase in some indirect costs, primarily depreciation and production wages, following the 2003 expansion of brewing capacity in the Company's New Hampshire brewery. As a percentage of net sales, cost of sales decreased to 76.3% in the 2004 first quarter from 78.9% in the comparable 2003 quarter.
    "Regarding our distribution agreement with Anheuser-Busch which is subject to early termination in 2004," Paul Shipman commented, "we do not have anything additional to announce at this time, but we continue to believe that the relationship with Anheuser-Busch and its distributors is good." The distribution agreement with Anheuser-Busch was executed in 1994, has a stated term of 20 years, but is subject to one-time early termination by either the Company or Anheuser-Busch without cause on December 31, 2004. Notice of intention to terminate the distribution agreement must be made by the party electing to do so no less than six months prior to the termination date. To date, neither the Company nor Anheuser-Busch has given any indication that it intends to terminate the distribution agreement.
    Selling, general and administrative expenses decreased $305,000 to $2,529,000 from 2003 first quarter expenses of $2,833,000, also decreasing as a percentage of net sales to 29.3% from 35.7%.
    On February 3, 2004, the Company announced that it had reached an agreement in principle with Widmer Brothers Brewing Company to form a joint sales and marketing organization that will serve both companies' operations in the Western United States. The joint organization, named Craft Brands Alliance LLC, was formed in March 2004 and is seeking required regulatory approvals. The Company and Widmer have both incurred certain start-up expenses, including severance expenses and legal fees, in conjunction with the formation of Craft Brands Alliance. The Company's first quarter 2004 operating loss includes $407,000 attributable to the Company's share of expenses incurred in the formation of Craft Brands Alliance. Additionally, until Craft Brands Alliance is fully operational, which is now anticipated to be early in the third quarter of 2004, the Company and Widmer have agreed to share certain sales-related costs, primarily salaries and overhead. The Company's share of those costs totaled $54,000 for the quarter ended March 31, 2004 and are reflected in the Company's statement of operations as selling, general and administrative expenses.
    The Company's 2004 first quarter operating loss of $890,000, which included the $407,000 attributable to Craft Brands Alliance, was down from an operating loss of $1,162,000 in the comparable 2003 period.
    Lower average interest rates and a declining term loan balance resulted in a 2004 decline in interest expense. Lower average interest rates and a lower average balance of interest-bearing deposits led to a similar 2004 decline in interest income.
    For the quarter ended March 31, 2004, the Company's effective tax rate was 0%. The Company recorded a valuation allowance equal to its estimated deferred tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.
    The Company's cash balance at March 31, 2004 was $5.1 million, reflecting a decline of $1.1 million since December 31, 2003. Principal uses of cash included capital expenditures, planned repayments of outstanding debt, and start-up expenses attributable to the formation of Craft Brands Alliance.
    As compared to shipments in April 2003, shipments in April 2004 decreased nearly 14%. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, May 5, 2004, at 8:30 a.m. PDT (11:30 a.m. EDT). The purpose of the conference call is to discuss this announcement and the results for the Company's first quarter ended March 31, 2004. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook -- Investor Relations -- Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone. To insure phone line availability, please call or email Anne Mueller at 425-483-3232 (x115) or Investor.Relations@Redhook.com to confirm your participation and receive conference call instructions. A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through a network of third-party wholesale distributors and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.


                  REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA

STATEMENTS OF OPERATIONS                         Three Months Ended
                                                     March 31,
                                              ------------------------
                                                    2004         2003
                                              ----------- ------------
Sales  (A)                                    $9,390,479   $8,671,200
Less Excise Taxes                                770,645      733,014
                                              ----------- ------------
Net Sales                                      8,619,834    7,938,186
Cost of Sales                                  6,574,213    6,266,742
                                              ----------- ------------
Gross Profit                                   2,045,621    1,671,444
Selling, General and Administrative            2,528,568    2,833,274
Craft Brands Alliance Shared Formation
 Expenses (B)                                    406,767            -
                                              ----------- ------------
Operating Income (Loss)                         (889,714)  (1,161,830)
Interest Expense                                  43,607       51,012
Other Income (Expense) - Net                      12,783       18,622
                                              ----------- ------------
Income (Loss) before Income Taxes               (920,538)  (1,194,220)
Income Tax Provision (Benefit)                         -            -
                                              ----------- ------------
Net Income (Loss)                              $(920,538) $(1,194,220)
                                              =========== ============
Basic Earnings (Loss) per Share  (C)              $(0.15)      $(0.19)
                                              =========== ============
Diluted Earnings (Loss) per Share  (C)            $(0.15)      $(0.19)
                                              =========== ============
Barrels Shipped                                   50,200       47,700
                                              =========== ============

CONDENSED CASH FLOW DATA                        Three Months Ended
                                                     March 31,
                                             -------------------------
                                                    2004         2003
                                             ------------ ------------
Net Income (Loss)                              $(920,538) $(1,194,220)
Depreciation and Amortization                    738,576      766,846
Other                                           (797,932)    (954,539)
                                             ------------ ------------
Cash Used in Operating Activities               (979,894)  (1,381,913)
                                             ------------ ------------
Cash Used in Investing Activities                (23,913)    (408,595)
                                             ------------ ------------
Cash Used in Financing Activities                (53,685)    (296,314)
                                             ------------ ------------
    Increase (Decrease) in Cash and Cash
     Equivalents                             $(1,057,492) $(2,086,822)
                                             ============ ============

CONDENSED BALANCE SHEET DATA                  Mar. 31,     Dec. 31,
                                                 2004         2003
                                             ------------ ------------
Cash and Cash Equivalents                     $5,065,857   $6,123,349
Other Current Assets                           6,616,653    5,275,779
Fixed Assets, Net                             64,986,714   65,699,658
Other                                             30,537       32,256
                                             ------------ ------------
    Total Assets                             $76,699,761  $77,131,042
                                             ============ ============

Current Liabilities                           $7,415,132   $6,888,416
Long-Term Debt                                 5,512,500    5,625,000
Deferred Income Taxes                            468,798      468,798
Other Liabilities                                 16,226            -
Convertible Redeemable Preferred Stock        16,243,755   16,232,655
Common Stockholders' Equity                   47,043,350   47,916,173
                                             ------------ ------------
    Total Liabilities, Preferred Stock, and
        Common Stockholders' Equity          $76,699,761  $77,131,042
                                             ============ ============

(A) Includes retail and other sales of $937,000 and $843,000 for the three months ended March 31, 2004 and 2003, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands Alliance, the joint sales & marketing organization formed with Widmer Brothers Brewing Company.

(C) Weighted average shares outstanding totaled 6.2 million and 6.3 million for the three months ended March 31, 2004 and 2003, respectively.

    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             Anne Mueller, 425-483-3232, ext. 115